EXHIBIT 2.2


                                LICENSE AGREEMENT

   LICENSE AGREEMENT, dated as of August 15, 2006 (the "Commencement Date") by and between ARDOUR GLOBAL INDEXES, LLC, ("AGI") a Delaware limited liability company, having an office at 267 Fifth Avenue, 6th Floor, New York, New York 10016, and VAN KAMPEN FUNDS INC. ("Licensee"), a Delaware corporation, having an office at1221 Avenue of the Americas New York, New York 10020.

   WHEREAS, AGI compiles, calculates, maintains and owns rights in and to a number of indexes of the prices of various securities of companies in the alternative energy industry, listed hereto in Exhibit A, and to the proprietary data therein contained (such rights being hereinafter individually and collectively referred to as the "AGI Index(es)"); and

   WHEREAS, AGI uses in commerce and owns trade name and service mark rights to the designations "Ardour Global Indexes, LLCSM", "Ardour Global IndexSM (Composite)", "Ardour CompositeSM", "Ardour Global IndexSM (Extra Liquid)", "Ardour - XLM, "Ardour Global IndexSM (North America)", "Ardour - NASM, "Ardour Global IndexSM (North America Extra Liquid)", "Ardour - NA/XLSM", "Ardour Global IndexSM (EMEA)", "Ardour - EMEASM", "Ardour Global IndexSM (EMEA Extra Liquid)", "Ardour - EMEA/XLSM", "Ardour Global Alternative Energy IndexesSM", "Ardour FamilySM" and "Ardour Global Alternative EnergySM", in connection with the AGI Index(es) (such rights being hereinafter individually and collectively referred to as the "AGI Marks"); and

   WHEREAS, Licensee and any affiliated or subsidiary companies of Licensee (as provided in Subsection 12(a) hereof) wish to use the AGI Index(es) as a component of the product or products described in Exhibit B attached hereto and made a part hereof (individually and collectively referred to as the "Product(s)"); and

   WHEREAS, Licensee wishes to use the AGI Marks in connection with the issuance, marketing and/or promotion of the Product(s) and in connection with making disclosure about the Product(s) under applicable law, rules and regulations in order to indicate that AGI is the source of the AGI Index(es); and

   WHEREAS, Licensee wishes to obtain AGI's authorization to use the AGI Index(es) and the AGI Marks in connection with the Product(s) pursuant to the terms and conditions hereinafter set forth.

   NOW, THEREFORE, the parties hereto agree as follows:

          1.      Grant of License.
                  ----------------

   (a) Subject to the terms and conditions of this Agreement, AGI hereby grants to Licensee a non-transferable, non-exclusive license in the U.S. (i) to use the AGI Index(es) as a component of the Product(s) to be marketed and/or promoted by Licensee and (ii) to use and refer to the AGI Marks in connection with the distribution, marketing and promotion of the Product(s) (including in the name of the Product(s)) and in connection with making such disclosure about the Product(s) as Licensee deems necessary or desirable under any applicable law, rules, regulations or provisions of this Agreement, but, in each case, only to the extent necessary to indicate the source of the AGI Index(es). Each of the AGI Marks shall be used in its entirety. It is expressly agreed and understood by Licensee that no rights to use the AGI Index(es) and the AGI Marks are granted hereunder other than those specifically described and expressly granted herein.

   (b) AGI agrees that no person or entity (other than Licensee) shall need to obtain a license from AGI with respect to the Product(s). The license herein granted shall not transfer to Licensee any legal or beneficial property rights whatsoever to the AGI Marks or the goodwill now associated or which will become associated therewith.

   (c) Except as provided in Section 12 of this Agreement, no sublicensing of Licensee's rights hereunder, even partial, shall occur, without the prior written consent of AGI, which consent may be granted or withheld in AGI's sole and absolute discretion.

   (d) If in the future Licensee wishes to use the AGI Index(es) and/or AGI Marks as the basis for an investment fund or other product or vehicle that is different than the Product(s), any such use shall be subject to a separate license from AGI that is reflected in a written amendment or addendum to this Agreement, or in a separate written agreement between the parties on terms mutually agreed on by the parties.

          2.      Term.
                  ----

   Unless terminated earlier pursuant to Section 4 hereof, the term of this Agreement shall commence on the Commencement Date and shall continue in effect thereafter for a period of two (2) years from the date hereof. Thereafter, it shall automatically renew for successive renewal terms of one (1) year each, unless Licensee provides to AGI at least sixty (60) days prior written notice of its intention not to renew this Agreement effective upon expiration of the then-current term or renewal term.

          3.      License Fees.
                  ------------

   (a) Licensee shall pay to AGI the license fees ("License Fees") specified and provide the data called for in Exhibit C, attached hereto and made a part hereof.

   (b) During the term of this Agreement and for a period of one (1) year after its termination, AGI shall have the right once per year, during normal business hours and upon reasonable notice to Licensee, to examine or audit on a confidential basis the relevant books, records and all other documents and materials in the possession or under the control of Licensee with respect to the subject matter and terms of this Agreement, pertaining to the prior year, and shall have free and full access thereto and permission to make copies and/or extracts therefrom in order to determine whether License Fees have been accurately calculated. The costs of such audit shall be borne by AGI unless it determines that it has been underpaid by five percent (5%) or more; in such case, costs of the audit shall be paid by Licensee.

          4.      Termination.
                  -----------

   (a) At any time during the term of this Agreement, either party may give the other party thirty (30) days prior written notice of termination if the terminating party believes in good faith that material damage or harm is occurring to the reputation or goodwill of that party by reason of its continued performance hereunder, and such notice shall be effective on the date of such termination, unless the other party shall correct the condition causing such damage or harm within the notice period.

   (b) In the case of breach of any of the material terms or conditions of this Agreement by either party, the other party may terminate this Agreement by giving thirty (30) days prior written notice of its intent to terminate, and such notice shall be effective on the date specified therein for such termination unless the breaching party shall correct such breach within the notice period.

   (c) Termination of this Agreement and the license herein granted shall be without prejudice to any rights or remedies which AGI may otherwise have against Licensee. The exercise or failure to exercise the aforementioned right of termination shall in no way be considered a waiver by AGI of any of its legal rights and remedies.

   (d) (i) AGI shall have the right, in its sole discretion, to cease compilation and publication of the AGI Index(es) and, in such event, to terminate this Agreement if AGI does not offer a replacement or substitute index. In the event that AGI intends to discontinue the AGI Index(es), AGI shall use commercially reasonable efforts to give Licensee at least sixty (60) days written notice prior to such discontinuance, which notice shall specify whether a replacement or substitute index will be made available.

          (ii) Licensee shall have the option hereunder within sixty (60) days after receiving such written notice from AGI to notify AGI in writing of its intent to use the replacement or substitute index, if any, under the terms of this Agreement. In the event that Licensee does not exercise such option or no substitute or replacement index is made available, this Agreement shall be terminated as of the date specified in the AGI notice and the License Fees to the date of such termination shall be computed as provided in Subsection 4(g).

   (e) Licensee may terminate this Agreement upon sixty (60) days (or upon such lesser period of time if required pursuant to a court order) prior written notice to AGI if (i) Licensee is informed of the final adoption of any legislation or regulation or the issuance of any interpretation that in Licensee's reasonable judgment materially impairs Licensee's ability to market and/or promote the Product(s); (ii) any material litigation or proceeding of any kind regarding the Product(s) is threatened or commenced; or (iii) Licensee elects to terminate the public offering or other distribution of the Product(s), as may be applicable. In such event the License Fees to the date of such termination shall be computed as provided in Subsection 4(g).

   (f) AGI may terminate this Agreement upon sixty (60) days (or upon such lesser period of time if required pursuant to a court order) prior written notice to Licensee if (i) AGI is informed of the final adoption of any legislation or regulation or the issuance of any interpretation that in AGI's reasonable judgment materially impairs AGI's ability to license and provide the AGI Index(es) and AGI Marks under this Agreement in connection with such Product(s); or (ii) any litigation or proceeding is threatened or commenced and AGI reasonably believes that such litigation or proceeding would have a material and adverse effect upon the AGI Marks and/or the AGI Index(es) or upon the ability of AGI to perform under this Agreement. In such event the License Fees to the date of such termination shall be computed as provided in Subsection 4(g).

   (g) In the event of termination of this Agreement, the License Fees to the date of such termination shall be computed by prorating the amount of the applicable License Fees shown in Exhibit C on the basis of the number of elapsed days in the current term.

   (h) Upon termination of this Agreement, Licensee shall cease to use the AGI Index(es) and the AGI Marks in connection with the Product(s); provided that if the Agreement terminates pursuant to Section 2 or is terminated pursuant to
Section 4(d) above the license granted herein with respect to a particular Product shall continue until the later to occur of the termination of this Agreement or the scheduled mandatory termination date of such Product and Licensee shall remain obligated to pay the applicable License Fees related to such Product for the remaining term of such Product.

         5.       AGI's Obligations.
                  -----------------

   (a) AGI shall not and is in no way obliged to engage in any marketing or promotional activities in connection with the Product(s) or in making any representation or statement to investors or prospective investors in connection with the promotion by Licensee of the Product(s).

   (b) AGI agrees to provide reasonable support for Licensee's development and educational efforts with respect to the Product(s) as follows: (i) AGI shall provide Licensee, upon request but subject to any agreements of confidentiality with respect thereto, copies of the results of any marketing research conducted by or on behalf of AGI with respect to the AGI Index(es); and (ii) AGI shall respond in a timely fashion to any reasonable requests for information by Licensee regarding the AGI Index(es).

   (c) AGI or its agent shall calculate and disseminate the AGI Index(es) at least once each day via the AGI website in accordance with its current procedures, which procedures may be modified by AGI.

   (d) AGI shall promptly correct or instruct its agent to correct any mathematical errors made in AGI's computations of the AGI Index(es) which are brought to AGI's attention by Licensee or others, provided that nothing in this
Section 5 shall give Licensee the right to exercise any judgment or require any changes with respect to AGI's method of composing, calculating or determining the AGI Index(es); and, provided further, that nothing herein shall be deemed to modify the provisions of Section 9 of this Agreement.

         6.       Informational Materials Review.
                  ------------------------------

   Licensee shall use its best efforts to protect the goodwill and reputation of AGI and of the AGI Marks in connection with its use of such Marks under this Agreement. Licensee shall submit to AGI for its review and approval all informational materials pertaining to and to be used in connection with the Product(s), including, where applicable, all prospectuses, registration statements, web sites, investor letters, advertisements, brochures and promotional and any other similar informational materials (including documents required to be filed with governmental or regulatory agencies) that in any way use or refer to AGI, the AGI Index(es), or the AGI Marks (the "Informational Materials"). Informational Materials shall be addressed to AGI, c/o Joseph A. LaCorte, at the address specified in Subsection 12(d). AGI's approval shall be required with respect to the use of and description of AGI, AGI Marks and the AGI Index(es) and shall not be unreasonably withheld or delayed by AGI. Specifically, AGI shall notify Licensee, by facsimile transmission in accordance with Subsection 12(d) hereof, of its approval or disapproval of any Informational Materials within ten (10) days (excluding Saturday, Sunday and New York Stock Exchange Holidays) following receipt thereof from Licensee. Any disapproval shall state AGI's reasons therefor. Any failure by AGI to respond within such ten (10) day period shall be deemed to constitute a waiver by AGI of its right to review such Informational Materials by AGI. Once Informational Materials have been approved by AGI, subsequent Informational Materials which do not alter the use or description of AGI, AGI Marks or the AGI Index(es) need not be submitted for review and approval by AGI.

          7.      Protection of Value of License.
                  ------------------------------

   (a) During the term of this Agreement, AGI shall use reasonable commercial efforts to register in the U.S., and maintain in full force and effect any and all federal service mark registrations for the AGI Marks so long as the subject AGI Index(es) to which the AGI Mark(s) refer are compiled and published.

   (b) AGI shall at AGI's own expense and sole discretion exercise AGI's common law and statutory rights against infringement of the AGI Marks, copyrights and other proprietary rights.

   (c) AGI shall have the exclusive right (but, subject to Section 7(a) and Section 7(b), shall not be obligated) to take action with respect to any infringement of the AGI Marks, at AGI's sole expense, including, without limitation, the right, in its own name and that of Licensee, to commence and prosecute any suit or other proceeding against any such infringer or join Licensee as a party thereto. Any recovery obtained in such proceeding shall belong to AGI. Licensee shall cooperate with AGI in any such proceeding, and in connection therewith (and without limitation), Licensee shall provide such evidence and give such testimony as may reasonably be requested by AGI. AGI will reimburse Licencee for any reasonable out-of-pocket expenses that Licensee incurs in connection with such cooperation. Any such cooperation by Licensee shall not be a waiver of nor shall it require any violation or compromise of its attorney/client privilege, work product privilege, any other privilege or right to confidential treatment of any information or materials.

   (d) Licensee shall cooperate with AGI in the maintenance of such rights and registrations and shall take such actions and execute such instruments as AGI may from time to time reasonably request, and shall use the following notice when referring to the AGI Index(es) or the AGI Marks in any Informational
Material:

   "Ardour Global Indexes, LLCSM", "Ardour Global IndexSM (Composite)", "Ardour CompositeSM", "Ardour Global IndexSM (Extra Liquid)", "Ardour - XLM, "Ardour Global IndexSM (North America)", "Ardour - NASM, "Ardour Global IndexSM (North America Extra Liquid)", "Ardour - NA/XLSM", "Ardour Global IndexSM (EMEA)", "Ardour - EMEASM", "Ardour Global IndexSM (EMEA Extra Liquid)", "Ardour - EMEA/XLSM", "Ardour Global Alternative Energy IndexesSM", "Ardour FamilySM and "Ardour Global Alternative EnergySM" are service marks of Ardour Global Indexes, LLC and have been licensed for use by [Licensee and/or Product(s)]. The [Product(s)] is/are not sponsored, endorsed, sold or promoted by Ardour Global Indexes, LLC and Ardour Global Indexes, LLC makes no representation regarding the advisability of investing in the [Product(s)]. or such similar language as may be approved in advance by AGI.

        8.        Proprietary Rights.
                  ------------------

   (a) Licensee acknowledges that the AGI Index(es) is selected, coordinated, arranged and prepared by AGI through the application of methods and standards of judgment used and developed through the expenditure of considerable work, time and money by AGI. Licensee also acknowledges that the AGI Index(es) and the AGI Marks are the exclusive property of AGI, that AGI has and retains all proprietary rights therein (including, but not limited to, trademarks, service marks, patents and copyrights), that the AGI Index(es) and its compilation and composition and changes therein are in the control and discretion of AGI and that AGI retains the right at any time upon reasonable written notice, to modify the methodology used to calculate the AGI Index(es).

   (b) AGI reserves all rights with respect to the AGI Index(es) and the AGI Marks except those expressly licensed to Licensee hereunder.

   (c) Licensee recognizes the great value of the goodwill associated with the AGI Marks and acknowledges that the AGI Marks and any registrations therefore are valid and subsisting and all rights therein and the goodwill pertaining thereto belong exclusively to AGI.

   (d) AGI reserves all rights with respect to the AGI Index(es) and the AGI Marks except those expressly licensed to Licensee hereunder.

   (e) Each party shall treat as confidential and shall not disclose or transmit to any third party any documentation or other written materials that are marked as "Confidential and Proprietary" by the providing party ("Confidential Information"). Confidential Information shall not include (i) any information that is available to the public or to the receiving party hereunder from sources other than the providing party (provided that such source is not subject to a confidentiality agreement with regard to such information) or (ii) any information that is independently developed by the receiving party without use of or reference to information from the providing party. Notwithstanding the foregoing, either party may reveal Confidential Information to any regulatory agency or court of competent jurisdiction if such information to be disclosed is
(a) approved in writing by the other party for disclosure or (b) required by law, regulatory agency or court order to be disclosed by a party, provided, if permitted by law, that prior written notice of such required disclosure is given to the other party and provided further that the providing party shall cooperate with the other party to limit the extent of such disclosure. The provisions of this Subsection 8(e) shall survive any termination of this Agreement for a period of five (5) years from disclosure by either party to the other of the last item of such Confidential Information.

         9.     Warranties; Disclaimers.
                -----------------------

   (a) AGI represents and warrants that AGI has the right to grant the rights granted to Licensee herein.

   (b) AGI further warrants and represents to Licensee that the AGI Marks and the AGI Index(es) are the exclusive property of AGI, that AGI has and retains all proprietary rights therein (including, but not limited to trademarks, service marks, patents and copyrights), that the AGI Index(es) and its compilation and composition and changes therein are in the control and discretion of AGI, and that the AGI Index(es) and AGI Marks, and license thereof, do not infringe the rights of any third party.

   (c) Licensee agrees expressly to be bound itself by and furthermore to include all of the following disclaimers and limitations in each prospectus, offering memorandum or other such offering document relating to the Product(s):

   "The Product(s) is not sponsored, endorsed, sold or promoted by Ardour Global Indexes, LLC, ("AGI"). AGI makes no representation or warranty, express or implied, to the owners of the Product(s) or any member of the public regarding the advisability of investing in securities generally or in the Product(s) particularly or the ability of the AGI Index(es) to track the performance of the alternative energies market. AGI's only relationship to the Licensee is the licensing of certain service marks and trade names of AGI and of the AGI Index(es) that is determined, composed and calculated by AGI without regard to the Licensee or the Product(s). AGI has no obligation to take the needs of the Licensee or the owners of the Product(s) into consideration in determining, composing or calculating the AGI Index(es). AGI is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Product(s) to be issued or in the determination or calculation of the equation by which the Product(s) is to be converted into cash. AGI has no obligation or liability in connection with the administration, marketing or trading of the Product(s).

   "AGI DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE AGI INDEX(ES) OR ANY DATA INCLUDED THEREIN AND AGI SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. AGI MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, OWNERS OF THE PRODUCT(S), OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE AGI INDEX(ES) OR ANY DATA INCLUDED THEREIN. AGI MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE AGI INDEX(ES) OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL AGI HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES."

   Any changes in the foregoing disclaimers and limitations must be approved in advance in writing by an authorized officer of AGI. Licensee will also include such notices as are set forth in Exhibit A regarding the use of any marks that AGI has been licensed to use.

   (c) Each party represents and warrants to the other that it has the authority to enter into this Agreement according to its terms and that its performance does not violate any laws, regulations or agreements applicable to it.

   (d) Each party hereto represents that this Agreement has been duly executed by an authorized signatory of such party and constitutes the valid and binding obligation of such party enforceable against such party in accordance with its terms; that at all times during the term of this Agreement, such party shall have the power and authority to perform all of its obligations under this Agreement; and that the execution, delivery and performance of this Agreement will not violate any agreement or instrument to which such party is a party.

   (e) Licensee represents and warrants to AGI that the Product(s) shall at all times comply with the descriptions in Exhibit B and shall not violate any of the restrictions set forth therein.

   (f) Licensee represents and warrants to AGI that the Product(s) shall not violate any applicable law, including but not limited to banking, commodities and securities laws.

   (g) Neither party shall have any liability for lost profits or indirect, punitive, special, or consequential damages arising out of this Agreement, even if notified of the possibility of such damages. Without diminishing the disclaimers and limitations set forth in Subsection 9(b), in no event shall the cumulative liability of AGI to Licensee exceed the average annual License Fees actually paid to AGI hereunder.

   (h) The provisions of this Section 9 shall survive any termination of this Agreement.

        10.     Indemnification.
                ---------------

   (a) Licensee shall indemnify and hold harmless AGI, its Affiliates (as hereinafter defined) and their officers, directors, employees and agents against any and all judgments, damages, costs or losses of any kind (including reasonable attorneys' and experts' fees) as a result of any claim, action, or proceeding that arises out of or relates to (a) this Agreement, except insofar as it relates to a breach by AGI of its representations or warranties or covenants hereunder, or (b) the Product(s); provided, however, that AGI notifies Licensee promptly of any such claim, action or proceeding. AGI shall have the right, at its own expense, to participate in the defense of any claim, action or proceeding against which it is indemnified hereunder; provided, however, it shall have no right to control the defense, consent to judgment, or agree to settle any such claim, action or proceeding without the written consent of Licensee without waiving the indemnity hereunder. Licensee, in the defense of any such claim, action or proceeding, except with the written consent of AGI, shall not consent to entry of any judgment or enter into any settlement which either (i) does not include, as an unconditional term, the grant by the claimant to AGI of a release of all liabilities in respect of such claims or (ii) otherwise adversely affects the rights of AGI. This provision shall survive the termination or expiration of this Agreement.

   (b) AGI shall indemnify and hold harmless Licensee, its Affiliates (as hereinafter defined) and their officers, directors, employees and agents against any and all judgments, damages, costs or losses of any kind (including reasonable attorneys' and experts' fees) as a result of any claim, action, or proceeding that arises out of or relates to any breach by AGI of its representations or warranties or covenants under this Agreement; provided, however, that (a) Licensee notifies AGI promptly of any such claim, action or proceeding; (b) Licensee grants AGI control of its defense and/or settlement; and (c) Licensee cooperates with AGI in the defense thereof. Licensee shall have the right, at its own expense, to participate in the defense of any claim, action or proceeding against which it is indemnified hereunder; provided, however, it shall have no right to control the defense, consent to judgment, or agree to settle any such claim, action or proceeding without the written consent of AGI without waiving the indemnity hereunder. AGI, in the defense of any such claim, action or proceeding, except with the written consent of Licensee, shall not consent to entry of any judgment or enter into any settlement which either
(i) does not include, as an unconditional term, the grant by the claimant to Licensee of a release of all liabilities in respect of such claims or (ii) otherwise adversely affects the rights of Licensee. This provision shall survive the termination or expiration of this Agreement.

        11.     Suspension of Performance.
                -------------------------

   Neither AGI nor Licensee shall bear responsibility or liability for any losses arising out of any delay in or interruptions of their respective performance of their obligations under this Agreement due to any act of God, act of governmental authority, act of terrorism, act of the public enemy or due to war, the outbreak or escalation of hostilities, riot, fire, flood, civil commotion, insurrection, labor difficulty (including, without limitation, any strike, or other work stoppage or slow down), severe or adverse weather conditions, communications line failure, or other similar cause beyond the reasonable control of the party so affected.

        12.     Other Matters.
                -------------

   (a) This Agreement is solely and exclusively between the parties hereto and shall not be assigned or transferred by either party, without the prior written consent of the other party, and any attempt to so assign or transfer this Agreement without such written consent shall be null and void; provided, however, that any Affiliate (as defined in Subsection 12(g)) of Licensee may use the AGI Index(es) as a component of the Product(s) and use and refer to the AGI Marks in connection with the marketing and promotion of the Product(s), provided that such Affiliate shall be subject to all terms and conditions of this Agreement.

   (b) This Agreement constitutes the entire agreement of the parties hereto with respect to its subject matter and may be amended or modified only by a writing signed by duly authorized officers of both parties. This Agreement supersedes all previous Agreements between the parties with respect to the subject matter of this Agreement. There are no oral or written collateral representations, agreements, or understandings except as provided herein.

   (c) No breach, default, or threatened breach of this Agreement by either party shall relieve the other party of its obligations or liabilities under this Agreement with respect to the protection of the property or proprietary nature of any property which is the subject of this Agreement.

   (d) Except as set forth in Section 6 hereof with respect to Informational Materials, all notices and other communications under this Agreement shall be
(i) in writing, (ii) delivered by hand, by registered or certified mail, return receipt requested, or by facsimile transmission, to the address or facsimile number set forth below or such address or facsimile number as either party shall specify by a written notice to the other and (iii) deemed given upon receipt.

      Notice to AGI:                     Ardour Global Indexes, LLC
      -------------
                                         267 Fifth Avenue, 6th Floor
                                         New York, New York 10016
                                         Attn: Joseph A. LaCorte
                                         Tel. #:(646) 467-7927
                                         Fax #: (646) 467-7930

      Notice to Licensee:                1 Parkview Plaza
      ------------------
                                         P.O. Box 5555
                                         Oakbrook Terrace, IL 60181-5555
                                         Attn:  Steve Massoni

                 With copy to :

                                         Van Kampen Investments Inc.
                                         1221 Avenue of the Americas
                                         New York, NY 10020
                                         Attn:  Office of the General Counsel

   (e) This Agreement shall be interpreted, construed and enforced in accordance with the laws of the State of New York without regard to the conflicts of law provisions thereof. In the event that one or more provisions of this Agreement shall at any time be found to be invalid or otherwise rendered unenforceable, such provision or provisions shall be severable from this Agreement, so that the validity or enforceability of the remaining provisions of this Agreement shall not be affected thereby.

   (f) Each party agrees that in connection with any legal action or proceeding arising with respect to this Agreement, they will bring such action or proceeding only in the United States District Court for the Southern District of New York or in the Supreme Court of the State of New York in and for the First Judicial Department and each party agrees to submit to the jurisdiction of such court and venue in such court and to waive any claim that such court is an inconvenient forum.

   (g) In the event that (i) a controlling interest in Licensee is acquired directly or indirectly by a party that is not an Affiliate (as hereinafter defined) of such Licensee prior to such transaction, (ii) Licensee merges into, consolidates with, or otherwise is acquired by, directly or indirectly, a party that is not an Affiliate of it; or (iii) Licensee is sold or substantially all of its assets are sold directly or indirectly to a party that is not an Affiliate of it (each, a "Change in Control"), Licensee shall so inform AGI setting forth the details of such Change in Control promptly upon such Change in Control. AGI may at its option, after receipt of such notice, terminate this Agreement upon written notice to Licensee, at any time within thirty (30) days of receipt of the above notice. For the purposes of this Subsection 12(g), the term "control" (including the terms "controlling", "controlled by," and "under common control with"), means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a party, whether through the ownership of voting securities, by contract, or otherwise, and the term "Affiliate" is an entity that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with such party.

   (h) Nothing contained in this Agreement shall create or be deemed to create any agency, fiduciary, partnership or joint venture relation between or among the Licensee or AGI. No party hereto shall have the power to obligate or bind the other party in any manner whatsoever.

   (i) The failure of a party hereto to enforce, or the delay by a party hereto to enforce, any of its rights under this Agreement shall not be deemed a continuing waiver or a modification by such party of any of its rights under this Agreement and any party may, within the time provided by the applicable law, commence appropriate proceedings to enforce any or all of its rights under this Agreement and any prior failure to enforce or delay in enforcement shall not constitute a defense.

   (j) AGI may not refer to any Product, Licensee or any Licensee Affiliate in any kind of communications, whether oral, written or electronic, or otherwise, and whether in a piece published by AGI or in response to questions of the media or others, without Licensee's prior written consent, except that AGI may state that AGI licenses the AGI Index(es) and AGI Marks to Licensee.

   (k) This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

   IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first set forth above.

VAN KAMPEN FUNDS INC.                      ARDOUR GLOBAL INDEXES, LLC

BY: ___________________________            BY:___________________________


-------------------------------            -------------------------------
           (Print Name)                                    (Print Name)

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           (Print Title)                                   (Print Title)


                                    EXHIBIT A

                   LIST OF AGI INDEX(ES) AND ADDITIONAL MARKS

AGI Indexes                                                   Ticker
-----------                                                   ------
ARDOUR GLOBAL INDEXSM (Composite)                             AGIGL
ARDOUR GLOBAL INDEXSM (Extra Liquid)                          AGIXL
ARDOUR GLOBAL INDEXSM (North America)                         AGINA
ARDOUR GLOBAL INDEXSM (North America Extra Liquid)            AGINAXL
ARDOUR GLOBAL INDEXSM (EMEA)                                  AGIEM
ARDOUR GLOBAL INDEXSM (EMEA Extra Liquid)                     AGIEMXL

Additional Licensed Marks:

   Pursuant to a Calculation and Distribution Agreement, dated May 12, 2006, Dow Jones & Company Inc. ("Dow Jones") agreed to act as calculation agent for the AGI Indexes and allowed AGI to use certain of its marks (the "DJ Marks"). In connection with any materials that use the DJ Marks or refer to Dow Jones, the following disclosures will be made in connection with such disclosure:

   Any description of the AGI Indexes should be accompanied by the following attribution: "The [INSERT NAME OF THE INDEX] is calculated by Dow Jones Indexes."

   All materials used by Licensee to describe the Product(s), including without limitation, all governmental filing and prospectuses or offering memoranda, will contain the following notice:

          "The [insert name of indexes] is calculated by Dow Jones Indexes. [INSERT NAME OF CLIENT]'S [INSERT NAME OF PRODUCT(S)] based on the [INSERT NAME OF INDEX]SM, are not sponsored, endorsed, sold or promoted by Dow Jones Indexes, and Dow Jones Indexes makes no representation regarding the advisability of investing in such product(s)."

   In addition, in any filing with a governmental agency, each prospectus and registration statement, and in any contracts relating to the Product(s) will include the following disclaimer:

   "The [insert name of index] is calculated by Dow Jones Indexes, a business unit of Dow Jones & Company, Inc. ("Dow Jones"). The "[INSERT NAME OF CLIENT]'S [INSERT NAME OF PRODUCT(S)] based on the [INSERT NAME OF INDEX]SM, are not sponsored, endorsed, sold or promoted by Dow Jones Indexes, and Dow Jones Indexes makes no representation regarding the advisability of investing in such product(s).

   Dow Jones, its affiliates, sources and distribution agents (collectively, the "Index Calculation Agent") shall not be liable to [client], any customer or any third party for any loss or damage, direct, indirect or consequential, arising from (i) any inaccuracy or incompleteness in, or delays, interruptions, errors or omissions in the delivery of the [insert name of index] or any data related thereto (the "Index Data") or (ii) any decision made or action taken by [client], any customer or third party in reliance upon the Index Data. The Index Calculation Agent does not make any warranties, express or implied, to [client], any of its customers or any one else regarding the Index Data, including, without limitation, any warranties with respect to the timeliness, sequence, accuracy, completeness, currentness, merchantability, quality or fitness for a particular purpose or any warranties as to the results to be obtained by [client], any of its customers or other person in connection with the use of the Index Data. The Index Calculation Agent shall not be liable to [client], its customers or other third parties for loss of business revenues, lost profits or any indirect, consequential, special or similar damages whatsoever, whether in contract, tort or otherwise, even if advised of the possibility of such damages."

                                    EXHIBIT B

                             PRODUCT(S) DESCRIPTION

   The term "Product" shall mean an individual unit investment trust (i.e., each trust series) created or sold by Licensee or an Affiliate of Licensee that initially invests all or a portion of its assets in securities (i.e. multi-strategy Products) which replicate the components of one or more AGI Index(es), are selected from the components of one or more of the AGI Index(es) and/or otherwise will make use of the AGI Index(es) or the AGI Marks.

EXHIBIT C

                                  LICENSE FEES

   Licensee shall pay AGI License Fees computed as follows:

   The quarterly License Fees for each Product shall be equal to three basis points (0.03%) of the average daily net asset value of each Product during each calendar quarter during such Product's term (the "License Fee"). The average daily net asset value of all multi-strategy Products will be multiplied by the Index Ratio prior to inclusion in the License Fee calculation. The term "Index Ratio" means the portion of the initial portfolio securities in a Product selected with reference to one or more of the AGI Indexes as a percentage of all assets in such Product at the time of the creation of such Product. If the total License Fee paid to Licensor under this Agreement with respect to all Products in any calendar year does not equal at least $50,000 (the "Minimum Annual Fee"), any shortfall shall be paid to AGI by Licensee within a reasonable time following the end of such calendar year, provided, however, (a) no Minimum Annual Fee shall be paid in any calendar year in which no Products were in existence during such year and (b) the Minimum Annual Fee shall be prorated in the year of the Commencement Date and in the year that this Agreement terminates to reflect the actual number of days in which this Agreement was in effect during each such year.

   License Fees shall be shall be paid to AGI within thirty (30) days after the close of each calendar quarter in which they are incurred; each such payment shall be accompanied by a statement setting forth the basis for its calculation.

   The parties agree that the terms upon which License Fees are calculated pursuant to this Exhibit C shall be considered "Confidential Information" for purposes of Subsection 8(e) of this Agreement.